Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Rubius Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Rubius Therapeutics, Inc. 2018 Stock Option and Incentive Plan - Common Stock, $0.001 par value per share	Other – 457(c) and 457(h)	3,152,231 shares (3)	$1.62	$5,106,614.22	$0.0000927	$473.38
Total Offering Amounts					$5,106,614.22		$473.38
Total Fee Offsets							$N/A
Net Fee Due							$473.38

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $1.62, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 4, 2022.

(3) Represents an increase to the number of shares available for issuance under the Registrant’s 2018 Stock Option and Incentive Plan (the “Plan”), effective as of January 1, 2022. Shares available for issuance under the Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on July 18, 2018 (Registration No. 333-226226).